EXHIBIT 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No's. 333-61476 and 333-97209 on Form S-8 and the Post-Effective Amendment No. 1 on Registration Statement No. 333-107667 on Form S-3 of our report relating to the consolidated financial statements and consolidated financial statement schedule of Greatbatch, Inc. and subsidiaries (the "Company") dated February 26, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the Company's method of accounting for stock-based compensation on January 1, 2006, to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment), and of our report relating to management's report on the effectiveness of internal control over financial reporting dated February 26, 2007, appearing in this Annual Report on Form 10-K of the Company for the year ended December 29, 2006.

/s/ Deloitte & Touche LLP

Buffalo, New York
February 26, 2007